UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Amendment No. 1

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

MANNING & NAPIER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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290 Woodcliff Drive

Fairport, New York 14450

You are cordially invited to attend the 2013 annual meeting of stockholders (the “Annual Meeting”) of Manning & Napier, Inc. The Annual Meeting will be held at 9:00 a.m., local time on Wednesday, June 19, 2013, at the Company’s headquarters, 290 Woodcliff Drive, Fairport, New York 14450.

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted at the Annual Meeting. Our directors and executive officers will be present at the Annual Meeting to respond to questions from our stockholders.

All holders of record of the Company’s shares of common stock outstanding at the close of business on April 26, 2013 will be entitled to vote at the Annual Meeting.

Your vote is important to us and our business and we strongly encourage you to cast your vote.

Sincerely,

Patrick Cunningham

Chief Executive Officer

Fairport, New York

April 23, 2013

290 Woodcliff Drive

Fairport, New York 14450

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 19, 2013

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of Manning & Napier, Inc. will be held at 9:00 a.m., local time on Wednesday, June 19, 2013, at the Company’s headquarters, 290 Woodcliff Drive, Fairport, New York 14450, for the following purposes:

I.	Election of seven directors to our Board of Directors;

II.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for our fiscal year ending December 31, 2013;

III.	An advisory (non-binding) vote approving the compensation of our named executive officers; and

IV.	Such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close on business on April 26, 2013 are entitled to notice of, and to vote at, the Annual Meeting. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held at that time. The holder of our Class B common stock is entitled to a number of votes equal to the quotient derived by dividing 1,000 into a number equal to 101% of the aggregate number of votes entitled to be cast by the holders of shares of our Class A common stock and any other class of equity securities entitled to vote other than the Class B common stock, as calculated on the record date for the Annual Meeting. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting through the Corporate Secretary at our principal executive offices at 290 Woodcliff Drive, Fairport, New York 14450.

Even if you plan to attend the Annual Meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By Order of the Board of Directors,

Richard B. Yates

Chief Legal Officer and Secretary

Fairport, New York

April 23, 2013

MANNING & NAPIER, INC.

290 Woodcliff Drive

Fairport, New York 14450

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

to be held at 9:00 a.m. on June 19, 2013

In this Proxy Statement, “we”, “our,” and “us” refers to Manning & Napier, Inc. (also referred to as the “Company”) and its consolidated subsidiaries.

This Proxy Statement is furnished to the stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of stockholders of the Company to be held on Wednesday, June 19, 2013 at 9:00 a.m., local time (the “Annual Meeting”), at the Company’s headquarters, 290 Woodcliff Drive, Fairport, New York 14450, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

The Chief Executive Officer’s letter, the Notice of Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy card for holders of our Class A common stock and Class B common stock and the accompanying Annual Report on Form 10-K for our fiscal year ended December 31, 2012 (the “Annual Report”) will first be mailed to stockholders on or about May 10, 2013.

This Proxy Statement and our Annual Report are available at www.manning-napier.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting will be held at the Company’s headquarters, 290 Woodcliff Drive, Fairport, New York 14450 at 9:00 a.m., local time, on Wednesday, June 19, 2013.

Who is soliciting my proxy?

The solicitation of proxies is made by and on behalf of the Company’s Board of Directors.

What matters will be voted upon at the Annual Meeting?

At the Annual Meeting you will be asked to consider and vote upon the following matters:

•	Election of seven directors to our Board of Directors;

•	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accountants for our fiscal year ending December 31, 2013;

•	An advisory (non-binding) vote approving the compensation of our named executive officers; and

•	Transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of at least a majority of the total voting power of our issued and outstanding shares of Class A common stock and Class B common stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes, which are described in more detail below, are counted as shares present at the Annual Meeting for purposes of determining whether a quorum exists.

Who is entitled to vote?

Only stockholders of record of our Class A common stock and Class B common stock at the close of business on Friday, April 26, 2013, which is the “record date,” are entitled to notice of, and to vote at, the Annual Meeting. Shares that may be voted include shares that are held (1) directly by the stockholder of record, and (2) beneficially through a broker, bank or other nominee. Each holder of our Class A common stock is entitled to one vote for each share of Class A common stock held at that time. The holder of our Class B common stock is entitled to a number of votes equal to the quotient derived by dividing 1,000 into a number equal to 101% of the aggregate number of votes entitled to be cast by the holders of shares of our Class A common stock and any other class of equity securities entitled to vote other than the Class B common stock, as calculated on the record date for the Annual Meeting.

As of the record date, there were approximately 13,583,873 shares of our Class A common stock and 1,000 shares of our Class B common stock issued and outstanding and entitled to be voted at the Annual Meeting. Also as of the record date, William Manning, our Chairman, beneficially owned 100% of our Class B common stock and approximately 50.2% of the voting power of our Class A common stock and Class B common stock, voting together as a single class. See “Principal Stockholders.” Accordingly, the affirmative vote of Mr. Manning alone is sufficient to adopt each of the proposals to be submitted to the stockholders at the Annual Meeting. We have been informed by Mr. Manning that he intends to vote “FOR” all of the proposals set forth in the notice attached to this Proxy Statement.

What is the difference between holding shares as a “registered owner” and as a “beneficial owner”?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•

Registered Owners—If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record. As the stockholder of record, you have the right to grant your proxy vote directly to the Company or to vote in person at the Annual Meeting.

•

Beneficial Owners—If your shares are held in a brokerage account, bank or by another nominee, you are the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the Annual Meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record), giving you the right to vote the shares.

What stockholder approval is necessary for approval of the proposals?

The election of directors requires the affirmative vote of a plurality of the total shares of our Class A common stock and Class B common stock cast at the Annual Meeting. With respect to the election of directors, votes may be cast FOR a director nominee or WITHHELD from a director nominee. A stockholder may also abstain from voting on the proposal. A withhold vote and a broker non-vote will not count as a vote for or against any of the nominees.

Although the Company’s independent accountants may be selected by the Audit Committee of the Board of Directors without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the total shares of our Class A common stock and Class B common stock voting on the proposal to be a ratification by the stockholders of the selection of PwC as the Company’s independent registered public accountants for the fiscal year ending December 31, 2013. With respect to the ratification of the appointment of PwC, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. A broker non-vote will not count as a vote for or against this proposal. Abstentions will have the same effect as a vote against the proposal.

The advisory vote on executive compensation requires the affirmative vote of a majority of the total shares of our Class A common stock and Class B common stock cast at the Annual Meeting. With respect to the vote on executive compensation, votes may be cast FOR the proposal or AGAINST the proposal. A stockholder may also abstain from voting on the proposal. A broker non-vote will not count as a vote for or against this proposal. Abstentions will have the same effect as a vote against the proposal. While our Board of Directors intends to consider carefully the stockholder vote resulting from the proposal, the final vote will not be binding and is advisory in nature.

May I vote my shares in person at the Annual Meeting?

If you are the registered owner of shares, you have the right to vote these shares in person at the Annual Meeting.

If you are the beneficial owner of shares, you may vote these shares in person at the Annual Meeting if you have requested and received a legal proxy from your broker, bank or other nominee (the stockholder of record) giving you the right to vote the shares at the Annual Meeting, completed such legal proxy and presented it to the Company at the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy card or voting instructions so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

If you are the registered owner of shares, you may instruct the named proxy holders on how to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage pre-paid envelope provided with this Proxy Statement, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the Internet and telephone voting systems are on the proxy card. The Internet and telephone voting systems will be available until 11:59 p.m. Eastern Standard Time, on Tuesday, June 18, 2013 (the day before the Annual Meeting).

If you are the beneficial owner of shares held in street name, you may instruct your broker, bank or other nominee on how to vote your shares. Your nominee has enclosed with this Proxy Statement a voting instruction card for you to use in directing your nominee on how to vote your shares. The instructions from your nominee will indicate if Internet or telephone voting is available and, if so, will provide details regarding how to use those systems.

What is a broker non-vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for customers is precluded from exercising voting discretion on a particular proposal because (1) the beneficial owner has not instructed the nominee how to vote, and (2) the nominee lacks discretionary voting power to vote such shares. Under New York Stock Exchange (“NYSE”) rules, a nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

All proposals other than the ratification of PwC as the Company’s independent registered public accountants for fiscal year 2013 are non-routine matters and, therefore, shares of our Class A common stock held in “street name” will not be voted with respect to these proposals without voting instructions from the beneficial owners. You should follow the instructions provided by your nominee in directing your nominee on how to vote your shares.

How will my proxy be voted?

Shares represented by a properly executed proxy (in paper form, by Internet or by telephone) that is timely received, and not subsequently revoked, will be voted at the Annual Meeting or any adjournments or postponements thereof in the manner directed on the proxy form by the proxy (one of the individuals named in the proxy form). If you sign the proxy form but do not make specific choices, your proxy will vote your shares (1) FOR the election of the nominees listed in this Proxy Statement as directors of the Company, (2) FOR the ratification of PwC as the Company’s independent registered public accounting firm for the 2013 fiscal year, and (3) FOR the approval, on an advisory (non-binding) basis, of the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

If any other matter is presented at the Annual Meeting, your proxy will vote in accordance with his or her best judgment. As of the date of this Proxy Statement, the Company is not aware of other matters to be acted on at the Annual Meeting other than those matters described in this Proxy Statement. If, for any unforeseen reason, any of the director nominees are not available to serve as a director, the named proxy holders will vote your proxy for such other director candidate or candidates as may be nominated by the Board of Directors.

May I revoke my proxy and change my vote?

Yes. You may revoke your proxy and change your vote at any time prior to the vote at the Annual Meeting.

If you are the registered owner of shares, you may revoke your proxy and change your vote with respect to those shares by (1) submitting a later-dated proxy, a later-dated vote by telephone or later-dated vote via the Internet (which automatically revokes the earlier proxy), (2) giving notice of your changed vote to us in writing mailed to the attention of Sarah C. Anderson, at our executive offices, or (3) attending the Annual Meeting and giving oral notice of your intention to vote in person.

If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote with respect to those shares (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions or (2) if you have obtained a legal proxy from your nominee giving you the right to vote your shares, by attending the Annual Meeting, presenting the completed legal proxy to the Company and voting in person.

You should be aware that your presence at the Annual Meeting, without any further action on your part, will not revoke your previously granted proxy.

Who will count the votes?

Our proxy agent, Broadridge Investor Communication Solutions, Inc. (“Broadridge”), will tabulate and certify the votes. A representative of the proxy agent will serve as the inspector of election.

Who will pay the costs of soliciting proxies?

The costs of soliciting proxies pursuant to this Proxy Statement will be borne by the Company. Proxies will be solicited initially by mail. Further solicitation may be made in person or by telephone, electronic mail or facsimile. The Company will bear the expense of preparing, printing and mailing this Proxy Statement and accompanying materials to our stockholders. The Company may also reimburse brokers, banks or other nominees for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of our Class A common stock.

The Company has retained Broadridge, an independent proxy solicitation firm, to assist in soliciting proxies from stockholders. Broadridge will receive a fee of approximately $15,500 as compensation for its services and will be reimbursed for its out-of-pocket expenses. The Company has agreed to indemnify Broadridge against certain liabilities arising under the federal securities laws.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K within four business days after the Annual Meeting.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and/or multiple proxy or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Who Can Help Answer My Questions?

If you have any questions concerning a proposal or the Annual Meeting, if you would like additional copies of this Proxy Statement or our Annual Report, or if you need special assistance at the Annual Meeting, please call our Investor Relations office toll free at 1-800-983-3369. In addition, information regarding the Annual Meeting is available via the Internet at our website www.manning-napier.com.

YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT IN ITS ENTIRETY. The summary information provided above in “question and answer” format is for your convenience only and is merely a brief description of material information contained in this Proxy Statement.

YOUR VOTE IS IMPORTANT. IF YOU ARE A REGISTERED OWNER, YOU MAY VOTE BY TELEPHONE, INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ACCOMPANYING ENVELOPE AS PROMTLY AS POSSIBLE. IF YOU ARE A BENEFICIAL OWNER, PLEASE FOLLOW THE VOTING INSTRUCTIONS OF YOUR BROKER, BANK OR OTHER NOMINEE PROVIDED WITH THIS PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1—ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to serve for a term of one year, until the 2014 Annual Meeting of Stockholders or until their successors are elected and qualified, or their earlier resignation or removal. The seven nominees for director are:

William Manning

B. Reuben Auspitz

Patrick Cunningham

Barbara Goodstein

Richard M. Hurwitz

Edward J. Pettinella

Robert M. Zak

Our Nominating and Corporate Governance Committee recommended Messrs. Manning, Auspitz, Cunningham, Hurwitz, Pettinella, and Zak and Ms. Goodstein each as a nominee for director. All of these nominees are current members of our Board of Directors, and each nominee has agreed to be named in this Proxy Statement and to serve as a director of the Company if elected. Our Board of Directors believes these directors are well qualified and experienced to direct and manage the Company’s operations and business affairs and will represent the interests of the stockholders as a whole.

If any director nominee becomes unavailable for election, which is not anticipated, our Board of Directors intends that proxies will be voted for the election of such other person or persons as designated by the Board of Directors as recommended by the Nominating and Corporate Governance Committee, unless the Board of Directors resolves to reduce the number of directors to serve on the Board of Directors and thereby reduce the number of directors to be elected at the Annual Meeting.

There is no cumulative voting for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED HEREIN.

Number of Directors and Term of Directors and Executive Officers

Our Amended and Restated Bylaws provide that the number of directors will not be less than 3 nor more than 15 with the exact number to be fixed by our Board of Directors. Our stockholders elect successors for directors whose terms have expired at our Annual Meeting. The Board of Directors elects members to fill new membership positions and vacancies in unexpired terms on the Board of Directors. Executive officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified or until their earlier death, retirement, resignation or removal.

Directors and Executive Officers

The following table sets forth certain information concerning the directors and executive officers of the Company. Ages are given as of the date of this Proxy Statement. All of our executive officers were appointed to their positions in June 2011, with the exception of James Mikolaichik who was appointed in September 2011. Of our current directors, Messrs. Manning, Cunningham and Auspitz were first appointed to their positions effective June 2011. Messrs. Hurwitz and Pettinella were appointed in November 2011, and Mr. Zak and Ms. Goodstein were appointed in November 2012.

Name	Age	Position(s)
William Manning	76	Chairman
Patrick Cunningham	57	Chief Executive Officer and Director
Jeffrey S. Coons	49	President
James Mikolaichik	41	Chief Financial Officer
Charles H. Stamey	52	Executive Vice President
Richard B. Yates	47	Chief Legal Officer and Secretary
B. Reuben Auspitz	66	Vice-Chairman
Richard M. Hurwitz	49	Director
Edward J. Pettinella	61	Director
Robert M. Zak	55	Director
Barbara Goodstein	52	Director

William Manning is our co-founder and has served as the Chairman of our Board of Directors since our organization in 2011. In addition, since 2003 Mr. Manning has served as Director of Investment Process at Manning & Napier Advisors, LLC, our affiliate, and, prior to that, was also the President of Manning & Napier Advisors, LLC. In addition, Mr. Manning has previously held officer and director positions with Manning & Napier Fund, Inc. (the “Fund”). Mr. Manning earned a Bachelor’s degree from Dartmouth College in 1958.

Mr. Manning’s qualifications to serve on our Board of Directors include his operating and leadership experience as an officer and director of Manning & Napier Advisors, LLC since it was founded including in his role as the primary architect of its research and investment process.

Patrick Cunningham has served as our Chief Executive Officer and as a member of our Board of Directors since our organization in 2011. Mr. Cunningham joined Manning & Napier Advisors, LLC in 1992, serves as a member of its board of directors and was appointed as its Chief Executive Officer in June 2010. In addition, Mr. Cunningham has served as a member of its executive management team since 2000, and was its co-chair from 2003 through 2010. Mr. Cunningham earned a Bachelor’s degree from Massachusetts Institute of Technology in 1979.

Mr. Cunningham’s qualifications to serve on our Board of Directors include his extensive experience in business development in the asset management industry.

Jeffrey S. Coons has served as our President since our organization in 2011. Dr. Coons has served as the President of Manning & Napier Advisors, LLC since June 2010, as the Co-Director of Research since 2002 and as a member of its executive management team since 1999. In addition, Dr. Coons is a member of Manning & Napier Advisors, LLC’s Senior Research Group. Dr. Coons earned a Bachelor’s degree from the University of Rochester in 1985, at which time he joined Manning & Napier Advisors, LLC, and a Ph.D from Temple University in 1996.

James Mikolaichik has served as our Chief Financial Officer since September 2011. Previously, Mr. Mikolaichik served as Executive Vice President and Head of Strategy of Old Mutual Asset Management from 2008 through 2011 and as its Chief Risk Officer from 2004 through 2008. Mr. Mikolaichik also served, in various capacities, at Deloitte & Touche LLP providing consulting, financial advisory, auditing and accounting services from 1993 through 2004. Mr. Mikolaichik earned a Bachelor’s degree from Susquehanna University in 1993 and an M.B.A. from Columbia University in 2001.

Charles H. Stamey has served as our Executive Vice President since our organization in 2011. In addition, Mr. Stamey has served as the Managing Director of Sales and Distribution at Manning & Napier Advisors, LLC since May 2010 and as a member of its executive management team since 2000. Prior to May 2010, Mr. Stamey served as the Managing Director of Client Relations of Manning & Napier Advisors, LLC. Mr. Stamey received his Bachelor’s degree from Mount Vernon University in 1981 and an M.B.A. from The Ohio State University in 1985.

Richard B. Yates has served as our Chief Legal Officer and Secretary since our organization in 2011. In addition, Mr. Yates is the Chief Legal Officer of each of Manning & Napier Advisors, LLC and the Fund and has executive officer and director positions at certain other of our affiliates. Mr. Yates earned a Bachelor’s degree from the University of Rochester in 1987 and a Juris Doctor from Brooklyn Law School in 1992.

B. Reuben Auspitz has served as the Vice-Chairman of our Board of Directors since our organization in 2011. In addition, Mr. Auspitz has been employed by Manning & Napier Advisors, LLC since 1983 and serves as its Chief Compliance Officer, Executive Vice President and Vice-Chairman. Mr. Auspitz has served on Manning & Napier Advisors, LLC’s executive management team since 1993 and was its co-chair from 2003 through 2010. Mr. Auspitz is also the Chairman and President of the Fund and has executive officer and director positions at certain other of our affiliates. Mr. Auspitz earned a Bachelor’s degree from Brandeis University in 1969, a Master’s degree from Princeton University in 1973 and was a Watson Foundation Fellow.

Mr. Auspitz’s qualifications to serve on our Board of Directors include his extensive experience in investment management, research process and product development.

Richard M. Hurwitz joined our Board of Directors in November 2011. Mr. Hurwitz served as the Chief Executive Officer of Pictometry International Corp. from August 2010 through January 2013. Previously, Mr. Hurwitz served as a Managing Partner at Aegis Investment Partners, LLC from 2007 through July 2010, as the Founder and Managing Partner at Village Markets, LLC from 2005 through 2006 and as a Partner at Bancorp Services, LLC from 1996 through 2004. In addition, Mr. Hurwitz served as the Chairman of the Board of Directors of Pictometry International Corp. from 2000 through 2009, and is currently a member of the Board of Directors of Symbility Solutions (TSX.V: SY). Mr. Hurwitz earned a Bachelor’s degree from the University of Rochester in 1985.

Mr. Hurwitz’s qualifications to serve on our Board of Directors include his extensive experience in business building, general management and capital raising with financial services and technology companies both in the US and abroad.

Edward J. Pettinella joined our Board of Directors in November 2011. Mr. Pettinella has served as President and Chief Executive Officer of Home Properties, Inc. since January 2004. Previously, Mr. Pettinella served as Executive Vice President and Director of Home Properties, Inc. from 2001 through 2004 and as President of Charter One Bank of New York and Vice President of Charter One Financial, Inc. from 1997 through 2001. Mr. Pettinella is currently a member of the Board of Directors of Rochester Business Alliance, National Multi Housing Council and Syracuse University School of Business, a member of the Board of Governors of the National Association of Real Estate Investment Trusts, and a member of the Urban Land Institute. Mr. Pettinella earned a Bachelor’s degree from the State University of New York at Geneseo in 1973 and an M.B.A. from Syracuse University in 1976.

Mr. Pettinella’s qualifications to serve on our Board of Directors include his extensive, broad-based experience in the banking industry, including a multi-billion dollar financial services company.

Robert M. Zak joined our Board of Directors in November 2012. Mr. Zak has served as the President and Chief Executive Officer of Merchants Insurance Group since 1995. Prior to joining Merchants Insurance Group in 1985, Mr. Zak worked in public accounting. Mr. Zak currently serves as a director, trustee or member of Rand Capital Corporation, 100 Club of Buffalo and Western New York, Inc., Kaleida Health System, and the University at Buffalo School of Management Dean’s Advisory Council. Mr. Zak is a certified public accountant and earned a Bachelor’s degree and an M.B.A. from the University at Buffalo in 1980.

Mr. Zak’s qualifications to serve on our board of directors include his extensive experience in business development in the insurance industry.

Barbara Goodstein joined our Board of Directors in November 2012. Ms. Goodstein has served as the Chief Marketing Officer at Vonage since 2012. Prior to joining Vonage, Ms. Goodstein held senior management positions at AXA Equitable, JP Morgan Chase, and Instinet.com. In addition, Ms. Goodstein served as a member of the Board of Directors of AXA Advisors from 2006 through 2010 and Chase Investor Services Corp. from 2001 through 2005. Ms. Goodstein earned a Bachelor’s degree from Brown University in 1981 and an M.B.A. from Columbia University School of Business in 1983.

Ms. Goodstein’s qualifications to serve on our board of directors include her extensive marketing experience in the financial services industry.

There are no family relationships among any of the Company’s executive officers, directors or nominees for director.

Set forth below is a list of the names, ages and positions of our significant employees all of whom are members of our Senior Research Group.

Name	Age	Position(s)
Jeffrey Herrmann	49	Co-Head of Global Equities, Co-Director of Research and Executive Management Team Member
Christian A. Andreach	40	Co-Head of Global Equities
Jack W. Bauer	54	Managing Director of Fixed Income
Jeffrey W. Donlon	37	Managing Director
Brian P. Gambill	44	Managing Director
Brian W. Lester	37	Managing Director
Michael J. Magiera	46	Managing Director of the Investment Review Group
Marc D. Tommasi	48	Head of Global Investment Strategy
Virge J. Trotter, III	47	Head of the Services Industry Group and Managing Director
Ebrahim Busheri	47	Managing Director of the Emerging Opportunities Group
Christopher Petrosino	35	Head of the Quantitative Strategies Group

Biographies of Significant Employees

Jeffrey Herrmann has served as the Co-Head of Global Equities of Manning & Napier Advisors since 2010, as its Co-Director of Research and a member of its executive management team since 2002 and as a member of its Senior Research Group since 1989. Mr. Herrmann joined Manning & Napier Advisors in 1986. Mr. Herrmann earned a Bachelor’s degree from Clarkson University in 1986 and is a Chartered Financial Analyst.

Christian A. Andreach has served as the Co-Head of Global Equities of Manning & Napier Advisors since 2010 and as a member of its Senior Research Group since 2002. Mr. Andreach joined Manning & Napier Advisors in 1999. Mr. Andreach earned a Bachelor’s degree from St. Bonaventure University in 1995 and a Master of Business Administration from the University of Rochester in 1997 and is a Chartered Financial Analyst.

Jack W. Bauer has served as the Managing Director of Fixed Income of Manning & Napier Advisors since 1994 and as a member of its Senior Research Group since 1990. Mr. Bauer joined Manning & Napier Advisors in 1990. Mr. Bauer earned a Bachelor’s degree from St. John Fisher College in 1980, a Master’s degree from Georgetown University in 1982 and a Master of Business Administration from the University of Rochester in 1987.

Jeffrey W. Donlon has served as a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors since 2004. Mr. Donlon joined Manning & Napier Advisors in 1998. Mr. Donlon earned a Bachelor’s degree from Canisius College in 1997 and a Master of Business Administration from Duke University in 2005 and is a Chartered Financial Analyst.

Brian P. Gambill has served as a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors since 2002. Mr. Gambill joined Manning & Napier Advisors in 1997. Mr. Gambill earned a Bachelor’s degree from Montana State University in 1991 and is a Chartered Financial Analyst.

Brian W. Lester has served as a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors since 2009. Mr. Lester joined Manning & Napier Advisors in 1998. Mr. Lester earned a Bachelor’s degree from Cornell University in 1997 and is a Chartered Financial Analyst.

Michael J. Magiera has served as the Managing Director of the Investment Review Group of Manning & Napier Advisors since 2010 and as a member of its Senior Research Group since 1989. Mr. Magiera joined Manning & Napier Advisors in 1988. Mr. Magiera earned a Bachelor’s degree from St. Bonaventure University in 1987 and a Master of Business Administration from the University of Rochester in 1995 and is a Chartered Financial Analyst.

Marc D. Tommasi has served as the Head of Global Investment Strategy of Manning & Napier Advisors since 2010 and as a member of its Senior Research Group since 1989. Mr. Tommasi joined Manning & Napier Advisors in 1986. Mr. Tommasi earned a Bachelor’s degree from the University of Rochester in 1986.

Virge J. Trotter, III has served as the Head of the Services Industry Group, a Managing Director and a member of the Senior Research Group of Manning & Napier Advisors since 2009. Mr. Trotter joined Manning & Napier Advisors in 1997. Mr. Trotter earned a Bachelor’s degree from Iowa State University in 1988 and a Master of Business Administration from the University of Chicago in 1990 and is a Chartered Financial Analyst.

Ebrahim Busheri is the Managing Director of the Emerging Opportunities Group and a member of the Senior Research Group, having rejoined the Company in 2011. Previously, Mr. Busheri worked as the Director of Investments at W.P. Stewart and as a Consultant for Heritage Capital. From 1988 to 2011, he worked at Manning & Napier Advisors in various roles, including as a Director of Research. Mr. Busheri earned a Bachelor’s degree in Accounting & Economics from Muskingum College in 1986 and a Master of Business Administration in Finance from the University of Rochester in 1988 and is a Chartered Financial Analyst.

Christopher Petrosino has served as a Managing Director and member of the Senior Research Group of Manning & Napier Advisors since 2012. Mr. Petrosino joined Manning & Napier Advisors in 2001. He earned a Bachelor’s degree from the University of Rochester in 2000 and a Master of Science from Rochester Institute of Technology in 2003. Mr. Petrosino is a Chartered Financial Analyst.

CORPORATE GOVERNANCE

Board Meetings

The directors hold regular meetings, attend special meetings as required and spend such time on the affairs of the Company as their duties require. Pursuant to the Company’s Corporate Governance Guidelines, directors are encouraged to attend the Annual Meeting and are expected to attend all Board of Directors meetings and meetings of the committees of the Board of Directors on which they serve. During 2012, the Board of Directors held five meetings. Each director attended at least 75% of the combined total number of meetings of the Board and Board committees of which he or she was a member.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each consisting solely of independent directors, and our Board of Directors has adopted charters for its committees that comply with the NYSE and SEC rules relating to corporate governance matters. Copies of these committee charters can be found under the “Investor Relations—Governance” section of the Company’s website at www.manning-napier.com and are available to any stockholder in writing upon request to the Company.

Audit Committee. Our Audit Committee oversees a broad range of issues surrounding our accounting and financial reporting processes and audits of our financial statements, including the following:

•

monitor the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm;

•

assume direct responsibility for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged for the purpose of performing any audit, review or attest services and for dealing directly with any such accounting firm;

•	provide a medium for consideration of matters relating to any audit issues; and

•	prepare the audit committee report that the rules require be included in our filings with the SEC.

As of the date of this Proxy Statement, Messrs. Hurwitz, Pettinella and Zak and Ms. Goodstein serve on the Audit Committee and Mr. Pettinella serves as its chairman. Our Board of Directors has determined that Messrs. Hurwitz, Pettinella, Zak and Ms. Goodstein are financially literate and independent under the NYSE listing standards and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Mr. Pettinella is an “audit committee financial expert” within the meaning of the applicable rules of the SEC and the NYSE. The Audit Committee held five meetings in 2012.

Compensation Committee. Our Compensation Committee reviews and recommends policy relating to compensation and benefits of our officers, directors and employees, including reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other senior officers, evaluating the performance of these persons in light of those goals and objectives and setting compensation of these persons based on such evaluations. The Compensation Committee will review and evaluate, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter. The Compensation Committee held three meetings in 2012.

As of the date of this Proxy Statement, Messrs. Hurwitz, Pettinella, and Zak and Ms. Goodstein serve on the Compensation Committee and Mr. Hurwitz serves as its chairman.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees and assists our Board of Directors in identifying, reviewing and recommending nominees for election as directors; evaluates our Board of Directors and our management; develops, reviews and recommends corporate governance guidelines and a corporate code of business conduct and ethics; and generally advises our Board of Directors on corporate governance and related matters.

As of the date of this Proxy Statement, Messrs. Hurwitz, Pettinella, and Zak and Ms. Goodstein serve on the Nominating and Corporate Governance Committee and Mr. Hurwitz serves as its chairman. The Nominating and Corporate Governance Committee held two meetings in 2012.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of our Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

Director Independence

Our Board of Directors has determined that Messrs. Hurwitz, Pettinella, and Zak and Ms. Goodstein are each considered to be “independent directors” within the meaning of the NYSE’s listing standards and applicable law. The Company does not have separate criteria for determining independence different from the NYSE listing standards.

Our Board of Directors reviews periodically the relationships that each director or nominee has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Those directors or nominees whom the Board of Directors affirmatively determines have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) as specified in the listing standards of the NYSE will be considered independent.

Because William Manning holds a majority of the combined voting power of our capital stock through his ownership of 100% of our outstanding Class B common stock, we are considered a “controlled company” for the purposes of the NYSE listing requirements. As such, we are permitted to, and may, opt out of the NYSE listing requirements that would otherwise require our Board of Directors to be comprised of a majority of independent directors and require our Compensation Committee and Nominating and Corporate Governance Committee to be comprised entirely of independent directors. However, by electing not to opt out of such requirements, our committees are fully independent and we currently have a majority of independent directors.

Board Leadership Structure and Factors Involved in Selecting Directors

Our Board of Directors and management believe that the choice of whether the Chairman of our Board of Directors should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. Currently, Mr. Manning is our Chairman. Mr. Manning’s operating and leadership experience as an officer and director of Manning & Napier Advisors, LLC since it was founded, including in his role as the primary architect of its research and investment process, make him a compelling choice for Chairman.

When seeking candidates for election and appointment to the Board of Directors, our Nominating and Corporate Governance Committee will consider candidates that possess the integrity, leadership skills and competency required to direct and oversee our management in the best interests of our stockholders, clients, employees, communities we serve and other affected parties, and consider the competency of the Board of Directors as a whole. With respect to the seven director nominees, the Nominating and Corporate Governance Committee focused on the information described in each of the Board of Directors members’ biographical information set forth above.

Stockholders may submit candidates for nomination to the Board of Directors based on the criteria set forth by the Nominating and Corporate Governance Committee and the Board of Directors in accordance with the procedures set forth in our Amended and Restated Bylaws. The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates.

To date, no stockholder nominations for director have been made nor have any stockholder recommendations for director been received by the Company.

Board’s Role in Risk Management Oversight

The Board of Directors oversees the process of risk management which may, from time to time, be delegated to a committee. Members of management, who bear responsibility for the management and assessment of risk at the Company, regularly communicate with the Board of Directors regarding the Company’s risk exposure and its efforts to monitor and mitigate such risks. Even when the oversight of a specific area of risk has been delegated to a committee, the full Board of Directors may maintain oversight over such risks through the receipt of reports from the committee to the full Board of Directors. In addition, if a particular risk is material, or where otherwise appropriate, the full Board of Directors may assume oversight over a particular risk, even if the risk was initially overseen by a committee. Our Board of Directors believes that its leadership structure described above facilitates its oversight of risk management because it allows the Board of Directors, working through its committees, to appropriately participate in the oversight of management’s actions.

The Company’s Audit Committee maintains initial oversight of risks related to the integrity of the Company’s financial statements, internal controls over financial reporting and disclosure controls and procedures (including the performance of the Company’s internal audit function) and the performance of the Company’s independent auditor.

The Company’s Compensation Committee maintains initial oversight of risks related to the Company’s compensation practices, including practices related to equity programs, other executive or company-wide incentive programs and hiring and retention. The Compensation Committee also reviews the Company’s compensation programs periodically for consistency and overall alignment with corporate goals and strategies.

Communications with the Board of Directors

Stockholders and all other interested parties may communicate with the Board of Directors, committees of the Board of Directors, and the independent or non-management directors, each as a group, and individual directors by submitting their communications in writing to the attention of the Company’s Secretary. All communications must identify the recipient(s) and , author, state whether the author is a stockholder of the Company, and may be forwarded to the following address:

Manning & Napier, Inc.

290 Woodcliff Drive

Fairport, New York 14450

Attn: Secretary

The directors of the Company, including the non-management directors, have directed the Secretary not to forward to the intended recipient any communications that are reasonably determined in good faith by the Secretary to relate to improper or irrelevant topics or are substantially incomplete.

Corporate Governance Guidelines

We believe that good corporate governance helps to ensure that the Company is managed for the long-term benefit of our stockholders, and we continually review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our Class A common stock is traded.

Our Board of Directors has adopted Corporate Governance Guidelines, which guide the Board of Directors in the performance of its responsibilities to serve the best interests of the Company and its stockholders, a copy of which is posted on the Company’s website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees. The purpose and role of this code is to focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct, and help enhance and formalize our culture of integrity, honesty and accountability. Our Code of Business Conduct and Ethics is posted on the Company’s website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Hedging Policies

Our Board of Directors has adopted an Insider Trading and Confidentiality Policy Statement that applies to all of the Company’s directors, officers and employees. The purpose of this policy, in addition to addressing the treatment of material non-public information, is to address provisions in the Dodd-Frank Act that require disclosure of a company’s hedging policies. Our policy includes prohibitions on transactions in options on and short sales of Company stock by our employees or directors. The policy specifically provides that entering into any contract or purchasing any instrument designed to hedge or offset any decrease in the market value of our stock owned by our employees and directors is not permitted. Our Insider Trading and Confidentiality Policy Statement is posted on the Company’s website. www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

EXECUTIVE COMPENSATION

Compensation Committee Report

Notwithstanding anything to the contrary set forth in any filings of Manning & Napier, Inc. under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Respectfully submitted:

Compensation Committee

   Richard M. Hurwitz, Chairman

   Edward J. Pettinella

   Robert M. Zak

   Barbara Goodstein

Compensation Discussion and Analysis

This section summarizes the principles underlying our compensation policies relating to our named executive officers—William Manning, Patrick Cunningham, Charles H. Stamey, B. Reuben Auspitz, and James Mikolaichik. It generally describes the manner and context in which compensation is earned by, and awarded and paid to, our named executive officers and provides perspective on the tables and narratives that follow in this section. Prior to November 2011, we were a group of privately held, affiliated companies. The compensation plans discussed below remain in effect as of the date of this Proxy. In connection with becoming a public company in 2011 and continuing thereafter, our Compensation Committee performed a review of our executive compensation program, including the design of our annual cash incentive and equity incentive programs. As part of this transition, the Compensation Committee will continue to evaluate the need for revisions to our executive compensation program to ensure it is competitive with the companies with which we compete for superior executive talent. See “—Recent Developments” below.

Compensation Philosophy and Objectives

We believe that to create long-term value for our stockholders we need a strong and seasoned management team that is focused on our business objectives of achieving profitable and sustainable financial results, expanding our investment capabilities through disciplined growth, continuing to diversify sources of revenue and delivering superior client service. Our named executive officers have strategic importance in supporting our business model of generating superior investment performance in high value-added investment strategies. We depend on our management team to execute on the strategic direction of the firm, recruit and manage our investment professionals, determine which investment strategies and products we launch, manage our distribution channels and provide the operational infrastructure that allows our investment professionals to focus on achieving attractive investment returns for our clients.

Our compensation program for our named executive officers is designed to meet the following objectives:

•	support our business strategy;

•

attract, motivate and retain top-tier professionals within the investment management industry, by rewarding past performance and encouraging future contributions to achieve our strategic goals and enhance stockholder value;

•	link total compensation to individual, team and company performance on both a short-term and a long-term basis;

•	align our named executive officers’ interests with those of our stockholders; and

•	be flexible enough so we can respond to changing economic conditions.

For instance, new client revenues, sales infrastructure management and expansion of distribution capabilities are used to determine our executive compensation plans. Our compensation and equity participation programs provide opportunities, predominantly contingent upon performance, which we believe have assisted our ability to attract and retain highly qualified professionals. We use, and expect to continue to use, cash compensation programs and equity participation in a combination that has been successful for us in the past and that we believe will continue to be successful for us.

We intend for overall compensation levels to remain commensurate with amounts paid to our named executive officers and other key employees in the past, including, subject to the discretion of our Compensation Committee, by recommencing the issuance of equity in our Company to our named executive officers, in addition to our regular cash compensation programs in circumstances we believe to be appropriate. We believe that the grant or sale of equity that is in addition to, rather than in lieu of, regular compensation to an employee in recognition of value produced provides incentives and alignment of interests that result in even greater value, benefiting not only the recipient of the award but all other stockholders. Our use of performance awards reflects that belief. We intend to focus our programs on rewarding performance that increases long-term shareholder value, including growing revenues, retaining clients, developing new client relationships, developing new products, improving operational efficiency and managing risks. We have begun, and intend to continue, to periodically evaluate the success of our compensation and equity participation programs in achieving these objectives and we expect that some of our policies and practices may change in order to enable us to better achieve these objectives.

Determination of Compensation and Role of Directors and Executive Officers in Compensation Decisions

Our executive compensation and equity participation programs were developed and implemented while we were a group of privately-held, affiliated companies consisting of (1) MNA Advisors, Inc., (2) Manning & Napier Capital Company, LLC (“MNCC”), (3) Manning & Napier Investor Services, Inc., (4) Manning & Napier Information Services, LLC, and (5) Perspective Partners LLC (collectively, the “Manning & Napier Companies”). Historically, base salaries, annual bonuses and incentive compensation of our named executive officers and other professionals were reviewed by our management team and adjusted as deemed necessary after taking into account individual responsibilities, performance and expectations, and throughout 2012 we continued that practice. We have not historically managed our firm to cause our aggregate compensation to be a particular percentage of revenues or another fixed measure, although we have sometimes used such measures as the basis for accruals of amounts pending subjective decision-making.

We believe that the use of relatively few, straightforward compensation components, without rigid annual incentive formulas or entitlements, promotes the effectiveness and transparency of our executive compensation program. We have not adopted any policies with respect to cash versus non-cash compensation (or among different forms of non-cash compensation), although we have determined that it is important to encourage or provide for a meaningful amount of equity ownership by our named executive officers and other professionals to help align their interests with those of stockholders, one of our compensation objectives. Beginning with our meeting in October 2012, the Compensation Committee began to review specific equity compensation for the CEO, including formulas for determining aggregate equity compensation available to other executives and professionals at the Company. The allocation between cash and non-cash compensation has been based on a number of factors, including each named executive officer’s performance objectives and our retention objectives, and may vary from year to year. We may decide in future years to continue the practice of paying some or all of short-term and long-term incentives in equity depending upon the facts and circumstances existing at that time. We have not adopted any policies with respect to current compensation versus long-term compensation, but feel that both elements are necessary for achieving our compensation objectives. Our 2011 Equity Compensation Plan (the “2011 Plan”) gives us the flexibility to grant other types of equity-based compensation at the Manning & Napier Group, LLC (“Manning & Napier Group”) level or the Manning & Napier, Inc. level. Base salary provides financial stability for certain of our named executive officers, although we expect base salaries to be a minority of total income over time. Annual cash bonuses provide a reward for short-term company and individual performance. Long-term equity compensation rewards achievement of strategic long-term objectives and contributes toward overall stockholder value.

Our Compensation Committee is comprised solely of independent directors and assists our Board of Directors in the discharge of its responsibilities relating to the compensation of our named executive officers. For a discussion of the Compensation Committee’s role and responsibility, see “Corporate Governance—Board Committees—Compensation Committee” included elsewhere in this Proxy Statement. We also expect that, in the future, our chief executive officer will have discretion to determine the compensation of the named executive officers (other than himself), which he will determine in consultation with our Compensation Committee. Our Compensation Committee has overall responsibility for overseeing our executive compensation policies, and has ultimate responsibility for setting the compensation of our chief executive officer, Patrick Cunningham. Our Compensation Committee has overall responsibility for overseeing our compensation plans and programs, including the Chairman’s compensation, reviewing our achievements as a company and the achievements of our executive officers and providing input and guidance to our chief executive officer in the determination of the specific type and level of compensation of our other named executive officers.

As the Compensation Committee made its fiscal year 2012 compensation decisions, it was aware that 99.8% (100% of Class B votes and 93% of the Class A votes) of the Manning & Napier stockholders who voted on the advisory vote on named executive officer compensation at the 2012 Annual Meeting of the Stockholders (including votes cast for, against and to abstain) had voted in favor of approving the compensation, and concluded that this level of approving votes suggested that the stockholders generally supported the Committee’s approach.

Role of Independent Compensation Consultant

As mentioned above, our Compensation Committee is responsible for determining the compensation of our named executive officers. The Burke Group served as the Committee’s compensation consultant in 2012 in order to assist the Committee’s decisions for executive compensation beginning in 2013. The Burke Group periodically provides the Compensation Committee with information about the competitive market for senior management in the investment management and financial services industries and compensation trends in those industries generally. The Burke Group may provide guidance and assistance to the Compensation Committee as it makes its compensation decisions, either directly to the full Compensation Committee or through conversations with the Committee’s chairman. Commencing mid-year 2012, The Burke Group provided such input, contributing to our compensation deliberations at the Committee’s October 2012 meeting. In addition, The Burke Group provided significant input to the Compensation Committee during 2012 in connection with its review of Long Term Incentive Compensation and provided the Committee a report on general compensation trends, particularly in the financial services industry. The Burke Group has not provided any services to the Company other than those it provided to the Compensation Committee in its role as independent consultant. We, from time to time, will review our relationship with The Burke Group and reaffirm its appointment as our independent consultant.

In making annual compensation determinations, the Compensation Committee reviewed competitive data regarding compensation at peer companies in the investment management and other financial services industries. We do not benchmark compensation levels to fall within specific ranges compared to selected peer groups in the asset management and financial services industry. We use the information provided by The Burke Group about the competitive market for senior management to gain a general understanding of current compensation practices. In this regard, in October 2012 the Compensation Committee reviewed compensation data for a competitive “peer” group comprised of the 12 asset managers listed below:

Affiliated Managers Group	Federated Investors, Inc.
Alliance Bernstein	Janus Capital Group
Calamos Asset Management	Legg Mason Inc.
Cohen & Steers Inc.	Pzena Investment Partners
Eaton Vance Corp	Virtus Investment Partners
Epoch Investment Partners	Waddell & Reed Financial

Principal Components of Compensation

We have established compensation practices that directly link compensation with our performance, as described below. These practices apply to all of our professionals, including our named executive officers. Ultimately, ownership in our company has historically been the primary tool that we use to attract and retain professionals, including the named executive officers. As of the date of this Proxy Statement, our employees indirectly held approximately 86.1% of the ownership interests in Manning & Napier Group, the substantial majority of which is held by Mr. Manning.

In 2012, we provided the following elements of compensation to our named executive officers, with the relative value of each of these components for individual employees varying based on job role and responsibility:

•

Base Salary. Base salaries are intended to provide Messrs. Auspitz and Mikolaichik with a degree of financial certainty and stability that does not depend on our performance. We consider it a baseline compensation level that delivers some current cash income to these executives. Messrs. Cunningham and Stamey have not received a base salary as their compensation structure has historically been derived from their original positions with our company as sales representatives where they received 100% commission-based bonus compensation based on individual sales production and no base salary. When Messrs. Cunningham and Stamey shifted from their respective sales representative roles into management we retained their original compensation structure but expanded it to include all our revenues instead of solely their individual sales production. See “—Annual Bonus.” Mr. Manning receives a base salary for services provided as a named executive officer based on historical amounts paid to him, and such base salary is not currently based on any formula or production levels. The base salaries paid to Messrs. Manning and Auspitz for 2012, 2011 and 2010, and Mikolaichik for 2012 and 2011, are set forth below in the summary compensation table. See “—Summary Compensation Table.”

•

Annual Bonus. Cash compensation is a key part of the overall annual compensation for Messrs. Cunningham, Stamey and Mikolaichik. Messrs. Cunningham and Stamey receive discretionary bonus compensation based on company-wide performance for that year, specifically overall percentages of net new revenue and net ongoing service revenue for various products across various channels. Mr. Mikolaichik receives a cash and equity-based bonus related to firm level business performance coupled with specific performance criteria related to finance, strategy, corporate development and investor relations responsibilities. We have historically not paid annual bonuses to Messrs. Manning and Auspitz, as distributions to them from their ownership in the Manning & Napier Companies was at a level where additional bonus compensation was judged to not be in our best interests. See “—Equity Based Compensation.” The annual cash incentive compensation awarded to our named executive officers for the fiscal year ended December 31, 2012, 2011, and 2010 is set forth below under “—Summary Compensation Table.” We believe that our bonus programs have provided us the discipline and flexibility we need to support our success and to respond to changing market conditions.

•

Equity Based Compensation. All of our named executive officers and other of our employees have ownership interests in Manning & Napier Group Holdings, LLC (“M&N Group Holdings”), Manning & Napier Group and/or certain of the Manning & Napier Companies. These ownership interests include Mr. Manning’s ownership interest in M&N Group Holdings, and Messrs. Cunningham and Mikolaichik’s ownership interests in Manning & Napier Group, each of which were granted in connection with the reorganization transactions.

In addition, these ownership interests also include employee ownership interests in certain of the Manning & Napier Companies issued while we were a group of privately-held, affiliated companies. These ownership interests were offered as part of our regular compensation program prior to our reorganization and initial public offering in 2011.

In 2011, each of the Manning & Napier Companies adopted new vesting terms related to the current ownership interests of our employees, other than Mr. Manning. Such individuals were entitled to 15% of their pre-initial public offering ownership interests, and an additional 5% of their pre-initial public offering ownership interests will vest annually through 2014 (service-based vesting). The remaining ownership interests will be subject to performance-based vesting annually through 2014 (performance-based vesting).

Commencing in 2013, and as conditions allow, we intend to award equity-based incentives under the 2011 Plan as an incentive to align employee and management interests with that of the stockholders in our company and otherwise recruit and retain qualified employees. Subject to the discretion of the Compensation Committee, we intend to recommence the issuance of equity in our company to our named executive officers, based on 2012 performance.

The 2011 Plan permits the grant or issuance of a variety of equity awards of both Manning & Napier, Inc. and of Manning & Napier Group. See “—2011 Equity Compensation Plan.”

In determining the equity awards to be granted to the named executive officers, we have taken, and in the future intend to take, into account the following factors:

•	the value of such awards;

•	the named executive officer’s level of current and potential job responsibility; and

•	our desire to retain the named executive officer over the long term.

Historically, the grant or sale of equity to certain of our named executive officers and other employees allowed them to share in the future profits and growth of our business through the payments of distributions to such equity holders. The substantial majority of the cash that Mr. Manning and certain other executives and key employees received from us consisted of pro rata cash distributions in respect of such ownership interests at the same time as cash distributions made to all other holders of ownership interests. The amounts of these cash distributions are footnoted in the Summary Compensation Table below because they arise out of such named executive officers’ ownership interest and are not considered compensatory distributions. All of our named executive officers, other than Mr. Mikolaichik, currently own equity in MNA Advisors, Inc. and/or other of the Manning & Napier Companies, which provide them with cash distributions (or allocations) of profits on his or her shares and interests and the opportunity to benefit from the appreciation of (or suffer the depreciation of) the value of those shares and interests from and after the date of grant.

•

Retirement Benefits. We believe that providing a cost-effective retirement benefit for our employees, including our named executive officers, is an important recruitment and retention tool. Accordingly, we maintain a contributory defined contribution retirement plan for all employees, and match up to 50% of each employee’s contributions up to 4% of eligible compensation (other than catch-up contributions by employees age 50 and older) up to a current limit of $16,500.

•	Other Benefits and Perquisites. Our named executive officers participate in the employee health and welfare benefit programs we maintain, including medical, group life and long-term disability insurance, and health-care flexible spending, and health club reimbursement, on the same basis as all employees, subject to satisfying any eligibility requirements and applicable law. Currently we do not have plans to change the levels of perquisites received, but continue to monitor them and may make adjustments in this form of compensation from time to time. Our named executive officers enjoy those benefits on the same terms as all of our employees. As part of our ongoing review of executive compensation, we intend to periodically review the perquisites and other personal benefits provided to our named executive officers and other key employees. The perquisites provided to our named executive officers in the fiscal year ended December 31, 2012 are described below under “—Summary Compensation Table.”

Recent Developments

In 2013, we will be modifying Mr. Cunningham’s CEO compensation plan in several ways. In 2013 and it is our intention for subsequent years, Mr. Cunningham will likely receive a base salary and a discretionary bonus, subject to the completion of specific performance goals involving economic income growth, investment performance, strategic planning and product development and succession planning. In addition, Mr. Cunningham will likely receive an equity grant in connection with the modified compensation plan. The Compensation Committee has continued to utilize information from The Burke Group in determining Mr. Cunningham’s plan. As noted above, the Compensation Committee continues to review all elements of our compensation program, and in 2013 and thereafter, the Compensation Committee will continue to review with the CEO the legacy compensation plans of certain named executive officers in order to determine their consistency with the Company’s objectives. In addition, the Compensation Committee has begun developing a compensation framework to be utilized with other executives and professionals including finalizing a Long Term Equity Incentive Program to provide for annual equity grants to high performing employees.

Stock Ownership Guidelines

Our named executive officers are not subject to mandated equity ownership. However, it is our belief that the equity component of our executive compensation program ensures that our named executive officers are also owners and those components work to align the named executive officers’ goals with the best interests of our stockholders. We expect to continue to periodically review best practices and evaluate our position with respect to stock ownership guidelines.

Tax Considerations

Our Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to us and, when relevant, to our executives, although these considerations are not dispositive. Section 162(m) of the Code generally disallows a tax deduction to a publicly-traded corporation that pays compensation in excess of $1 million to any of its named executive officers (other than the chief financial officer) in any taxable year, unless the compensation plan and awards meet certain requirements. To the extent Section 162(m) is applicable to us, we will endeavor to structure compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives. Notwithstanding the foregoing, we reserve the right to pay amounts that are not deductible under Section 162(m) during any period when Section 162(m) is applicable to us.

Risk Considerations in our Compensation Program

We have identified two primary risks relating to compensation: the risk that compensation will not be sufficient to retain talent, and the risk that compensation may provide unintended incentives. To combat the risk that our compensation might not be sufficient, we strive to use a compensation structure, and set compensation levels, for all employees in a way that we believe contributes to low rates of employee attrition. We also make equity awards subject to multi-year vesting schedules to provide a long-term component to our compensation program and impose on all our employees ongoing restrictions on the disposition of their holdings of our stock acquired through equity awards. We believe that both the structure and levels of compensation have aided us in retaining key personnel as evidenced by the long-term tenure of our management. To address the risk that our compensation programs might provide unintended incentives, we deliberately keep our compensation programs simple and we tie the long-term component of compensation to our firm-wide results. We have not seen any employee behaviors motivated by our compensation policies and practices that create increased risks for our stockholders or our clients.

Our Compensation Committee, which is comprised entirely of independent directors, is responsible for reviewing our compensation plans and policies periodically to ensure proper alignment with overall company goals and objectives. Our Compensation Committee is also responsible for reviewing the risks arising from our compensation policies and practices and assesses whether any such risks are reasonably likely to have an adverse effect on us. Our Compensation Committee has concluded that our compensation programs do not encourage excessive or unnecessary risk taking. Based on the foregoing, we do not believe that our compensation policies and practices motivate imprudent risk taking. Consequently, we are satisfied that any potential risks arising from our employee compensation policies and practices are not reasonably likely to have an adverse effect on the company. Our Compensation Committee will continue to monitor the effects of its compensation decisions to determine whether risks are being appropriately managed.

Summary Compensation Table

The following table shows the annual compensation of our principal executive officer, principal financial officer, and the three most highly compensated executive officers other than our principal executive officer and principal financial officer who were serving as executive officers on December 31, 2012.

Name and Principal Position	Year	Salary($)		Bonus($)		Stock Awards($) (1)		Option Awards($)	Non-Equity Incentive Plan Compensation($)	All Other Compensation ($) (2)		Total($)
William Manning	2012	1,400,000		—		882,898		—	—	88,835	(3)	2,371,733
Chairman and Director of Investment Process	2011	1,400,000		—		213,000,000		—	—	74,185	(3)	214,474,185
	2010	1,400,000		—		—		—	—	68,965	(3)	1,468,965

Patrick Cunningham	2012	—	(4)	1,713,995		2,781,400		—	—	16,916	(5)	4,512,311
Chief Executive Officer	2011	—	(4)	2,206,905		3,221,016	(11)	—	—	16,644	(5)	5,444,565	(11)
	2010	—	(4)	3,729,439		—		—	—	14,044	(5)	3,743,483

James Mikolaichik	2012	250,000		500,000		—		—	—	1,733	(6)	751,733
Chief Financial Officer	2011	72,115	(7)	300,000	(8)	346,968		—	—	100,000	(9)	819,083

B. Reuben Auspitz	2012	125,000		—		16,004,761		—	—	41,223	(10)	16,170,984
Vice Chairman and Executive Vice President	2011	125,000		—		11,558,256	(11)	—	—	39,119	(10)	11,722,375	(11)
	2010	125,000		—		—		—	—	36,379	(10)	161,379

Charles S. Stamey	2012	—	(4)	1,713,995		2,781,400		—	—	16,916	(5)	4,512,311
Managing Director of Sales and Distribution and Executive Vice President	2011	—	(4)	2,206,905		3,082,224	(11)	—	—	16,644	(5)	5,305,773	(11)
	2010	—	(4)	3,729,439		—		—	—	14,044	(5)	3,743,483

(1)	See “—2012 Grants of Plan-Based Awards Table.”
(2)	Represents the aggregate dollar amount of all miscellaneous compensation received by the named executive officers. Under SEC rules, we are required to identify by type all perquisites and other personal benefits for a named executive officer if the total value is $10,000 or more.

Certain of our named executive officers beneficially own shares or other interests in MNA Advisors, Inc. and other of the Manning & Napier Companies, and receive pro rata cash distributions derived in part from the economic income of those companies in respect of their shares or other interests at the same time cash distributions are made on all shares or other interests in those companies. These distributions are not included in the compensation totals above.

For the fiscal years ended December 31, 2012, 2011 and 2010 distributions earned by our named executive officers were as follows:

	Year Ended December 31,
	2012	2011	2010
William Manning	$71,044,640	$92,318,933	$79,023,416
Patrick Cunningham	1,222,707	2,619,710	2,241,152
James Mikolaichik	—	—	—
B. Reuben Auspitz	4,524,720	9,822,190	8,406,076
Charles Stamey	1,206,347	2,619,710	2,241,152

We used a portion of the net proceeds from our initial public offering in 2011 to purchase Class A units of Manning & Napier Group from M&N Group Holdings, which in turn transferred such net proceeds to its members. As a result of such transfer, certain of our named executive officers received the following amounts: William Manning- $53,340,000; Patrick Cunningham- $3,044,928; B. Reuben Auspitz- $11,418,430; and Charles H. Stamey- $3,044,928. These amounts are not included in the compensation totals for the year ended December 31, 2011 above.

(3)	Amounts shown reflect employer contributions to Mr. Manning’s 401(k) profit sharing and matching contributions of $14,316, $14,044 and $14,044, health insurance premiums of $37,794, $33,821 and $31,081 and tax compliance services of $36,725, $26,320 and $23,840 for 2012, 2011 and 2010, respectively.
(4)	Mr. Cunningham and Mr. Stamey did not receive a base salary as their compensation has historically been based solely on a bonus structure. See “Compensation Discussion and Analysis-Principal Components of Compensation-Base Salary” and “Compensation Discussion and Analysis-Principal Components of Compensation-Annual Bonus.”
(5)	Amounts shown reflect employer contributions to the individual’s 401(k) profit sharing and matching contributions of $14,316, $14,044 and $14,044 for 2012, 2011 and 2010, respectively. Amounts also include $2,600 for employer contributions to a Health Savings Account for 2012 and 2011.
(6)	Amount shown represents employer contributions to Mr. Mikolaichik’s Health Savings Account for 2012.
(7)	Amount shown represents the actual salary for 2011 paid to Mr. Mikolaichik, who was hired as our chief financial officer in September 2011.
(8)	Amount represents a discretionary bonus earned upon Mr. Mikolaichik’s commencement of employment in September 2011.
(9)	Amount represents a relocation bonus earned upon Mr. Mikolaichik’s commencement of employment in September 2011.
(10)	Amounts shown reflect employer contributions to Mr. Auspitz’s 401(k) profit sharing and matching contributions of $4,905, $6,486 and $6,486 and health insurance premiums of $36,318, $32,633 and $29,893 for 2012, 2011 and 2010, respectively.
(11)	As discussed in Note 2 to our combined consolidated financial statements included in our Annual Report, the Company recorded an immaterial error relating to the number of Class A units of Manning & Napier Group that were subject to service vesting as opposed to performance vesting under the terms of the 2011 reorganization transactions. These award amounts reflect the vesting terms adopted by the Company related to the pre-reorganization ownership interests of certain employees of the Company other than William Manning. As of December 31, 2011, performance conditions were not yet defined for the portion of the pre-reorganization ownership interests subject to performance-based vesting. As such, these awards were not considered granted as of December 31, 2011. As a result, the Stock Awards for 2011 have been adjusted to reflect the updated amount of each individual’s pre-reorganization ownership interests that are subject to service-based vesting. The impact to correct the allocation of units from performance to service-based is as follows:

	2011 Stock Awards		2011 Total Compensation		Total Value of Unvested Outstanding Equity Awards at December 31, 2011
	As reported	As corrected	As reported	As corrected	As reported	As corrected
Patrick Cunningham	$2,088,480	$3,221,016	$4,312,029	$5,444,565	$11,643,740	$11,623,868
B. Reuben Auspitz	$8,218,260	$11,558,256	$8,382,379	$11,722,375	$48,470,667	$48,403,534
Charles Stamey	$1,949,688	$3,082,224	$4,173,237	$5,305,773	$11,499,280	$11,479,409

Employment Agreements

Manning & Napier Advisors, LLC (“MNA”) is currently party to employment agreements with each of Messrs. Cunningham, Stamey and Mikolaichik, which provide for at-will employment for each of them. While these agreements do not provide compensation terms or duration of employment, such agreements include restrictive covenants concerning competition with us and solicitation of our employees and clients. Pursuant to such agreements, for a two-year period following termination of employment, (i) the former employee may not, without the written consent of MNA, do business with a person or entity known to such employee to be, or known to have been, a client of MNA at the time of such employee’s employment, (ii) the former employee may not compete with MNA in the territories covered by such person and (iii) with respect to Messrs. Cunningham and Stamey, the former employee shall notify MNA of all business activities to enable MNA to evaluate compliance with (i) and (ii). In addition, for a five-year period following termination of employment, the former employee may not, without the written consent of MNA, employ or contract any person who then is or has been an employee of or consultant to MNA within two years prior to such date of termination. In addition to these employment agreements, each of Messrs. Cunningham and Stamey are subject to similar non-compete and non-solicitation covenants as part of the shareholder agreements with the Manning and Napier Companies.

2012 Grants of Plan-Based Awards Table

The following table sets forth information with respect to the grants of plan-based awards to our named executive officers during 2012:

	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
William Manning	1/12/2012	—	—	—	65,643	(2)	—	—	882,898
Patrick Cunningham	12/31/2012	—	—	—	220,746	(3)	—	—	2,781,400
James Mikolaichik	N/A	—	—	—	—		—	—	—
B. Reuben Auspitz	12/19/2012	—	—	—	428,812	(4)	—	—	5,574,556
	12/31/2012				827,794	(3)			10,430,205
Charles H. Stamey	12/31/2012	—	—	—	220,746	(3)	—	—	2,781,400

(1)	Represents the grant date fair value computed in accordance with the requirements of accounting for stock-based compensation. For a discussion of assumptions used in the 2012 valuations, see Note 13 to the combined consolidated financial statements included in our Annual Report.
(2)	Stock units forfeited during 2012 were redistributed amongst the legacy owners. Of the stock units forfeited during the year, 65,643 were granted to William Manning which vested immediately. This award does not result in dilution to the number of outstanding shares of our Class A common stock.
(3)	Reflects performance-based awards that vested on December 31, 2012 under the vesting terms of ownership interests in connection with the 2011 reorganization transactions. As discussed in Note 13 to the combined consolidated financial statements included in our Annual Report, as of December 31, 2012, performance conditions were not yet defined for the performance-based awards eligible to vest on December 31, 2013 and 2014. As such, these awards are not considered granted as of December 31, 2012.
(4)	Reflects accelerated vesting on December 19, 2012 of certain performance-based awards in connection with the 2011 reorganization transactions.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards at 2012 fiscal year-end for our named executive officers:

	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
William Manning	—	—	—		—
Patrick Cunningham	171,235	2,157,561	441,490	(3)	5,562,774
James Mikolaichik	—	—	28,914	(4)	364,316
B. Reuben Auspitz	642,125	8,090,775	1,655,589	(3)	20,860,421
Charles H. Stamey	171,235	2,157,561	441,490	(3)	5,562,774

(1)	Represents Class A units of Manning & Napier Group that will vest in two equal installments on the second and third anniversaries of the grant date, provided these individuals are employees of the Company as of such date (service-based vesting). These awards reflect the vesting terms adopted by the Company in 2011 related to the pre-reorganization ownership interests of certain employees of the Company other than Mr. Manning.

(2)	Amount shown is determined by multiplying the closing sales price of our Class A common stock as of December 31, 2012, which was $12.60 per share as reported on the New York Stock Exchange, by the number of stock units subject to stock unit awards.
(3)	The awards shown represent Class A units of Manning & Napier Group and reflect the vesting terms adopted by the Company in 2011 related to the pre-reorganization ownership interests of certain employees other than William Manning. These awards will vest in two remaining equal installments beginning on December 31, 2013 contingent upon the satisfaction of performance conditions in each year of the remaining vesting period. As discussed in Note 13 to the combined consolidated financial statements included in our Annual Report, as of December 31, 2012, performance conditions were not yet defined for these performance-based awards. As such, no compensation expense was recognized during 2012 for these awards.
(4)	Reflects an award of Class B units of Manning & Napier Group that will vest on January 1, 2015 subject to the achievement of certain performance targets. Targets include the creation and implementation of an infrastructure for strategic planning and mergers and acquisitions for the Company and its subsidiaries.

Option Exercises and Stock Vested Table

The following table sets forth information concerning shares and other equity interests acquired upon the vesting of such shares or equity interests by the named executive officers in 2012:

	Stock Awards
	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
William Manning	65,643	(1)	882,898
Patrick Cunningham	317,929	(3)	4,005,905
James Mikolaichik	—		—
B. Reuben Auspitz	1,577,669	(4)	20,050,154
Charles H. Stamey	306,363	(5)	3,860,174

(1)	Stock units forfeited during 2012 were redistributed amongst the legacy owners. Of the stock units forfeited during the year, 65,643 were granted to William Manning which vested immediately. This award does not result in dilution to the number of outstanding shares of our Class A common stock.
(2)	Amount shown is determined by multiplying the closing sales price of our Class A common stock as reported on the New York Stock Exchange on the vesting date, by the number of stock units that vested.
(3)	Of the awards shown, 85,6l7 represent service-based awards and 220,746 represent performance-based awards, each vesting in accordance with the vesting terms adopted by the Company in 2011 related to the pre-reorganization ownership interests of certain employees of the Company other than Mr. Manning. Of the awards shown, 11,566 represent an award of Class B units of Manning & Napier Group for which performance targets were achieved during 2012.
(4)	Of the awards shown, 321,063 represent service-based awards and 827,794 represent performance-based awards, each vesting in accordance with the vesting terms adopted by the Company in 2011 related to the pre-reorganization ownership interests of certain employees of the Company other than Mr. Manning. Of the awards shown, 428,812 reflect accelerated vesting of certain performance-based awards in connection with the 2011 reorganization transactions.
(5)	Of the awards shown, 85,6l7 represent service-based awards and 220,746 represent performance-based awards, each vesting in accordance with the vesting terms adopted by the Company in 2011 related to the pre-reorganization ownership interests of certain employees of the Company other than Mr. Manning.

Potential Payments Upon Termination or Change in Control

Prior to 2012, equity granted to our named executive officers and other of our employees was subject to accelerated vesting upon a change of control of our company. Such equity is no longer subject to such acceleration following the reorganization transactions. Equity granted under our 2011 Plan is not expected to be subject to accelerated vesting upon termination of employment, but may be subject to accelerated vesting upon a change in control, as defined in the 2011 Plan. See “—Equity Compensation Plan.”

Director Compensation

Messrs. Manning, Cunningham and Auspitz, our directors who are also employees of the Company, did not receive any compensation for their service as directors during the year ended December 31, 2012. In fiscal year 2012, compensation for our non-employee directors included an annual retainer of $75,000 (prorated for the time period subsequent to Ms. Goodstein and Mr. Zak’s appointment as directors) and an equity grant on terms to be determined. Messrs. Hurwitz and Pettinella each received a one-time payment of $37,500 in cash for 2012 above the $75,000 annual cash portion. The one-time payment reflects the additional time required by the directors due to the Board of Directors remaining at five members throughout much of 2012. In addition, all directors are reimbursed for reasonable out-of-pocket expenses incurred by them in connection with attending Board of Directors, committee and stockholder meetings, including those for travel, meals and lodging. We reserve the right to change the manner and amount of compensation to our non-employee directors at any time.

The following table sets forth information concerning non-employee director compensation for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard M. Hurwitz	112,500	—	—	—	—	—	112,500
Edward J. Pettinella	112,500	—	—	—	—	—	112,500
Barbara Goodstein	9,375	—	—	—	—	—	9,375
Robert M. Zak	9,375	—	—	—	—	—	9,375

2011 Equity Compensation Plan

In 2011, our Board of Directors adopted, and our stockholders approved, the Manning & Napier, Inc. 2011 Equity Compensation Plan.

The purposes of the 2011 Plan are to align the long-term financial interests of employees, directors, consultants and advisors of the company with those of our stockholders, to attract and retain those individuals by providing compensation opportunities that are consistent with our compensation philosophy, and to provide incentives to those individuals who contribute significantly to our long-term performance and growth. To accomplish these purposes, the 2011 Plan provides for the grant of units of Manning & Napier Group. The 2011 Plan also provides for the grant of stock options (both stock options intended to be incentive stock options under Section 422 of the Code and non-qualified stock options), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance-based stock awards and other stock-based awards (collectively, “stock awards”) based on our Class A common stock. Incentive stock options may be granted only to employees; all other awards may be granted to employees, including officers, members, limited partners or partners who are engaged in the business of one or more of our subsidiaries, non-employee directors and consultants.

Awards under the 2011 Plan granted to our employees will generally be in the form of participation units or restricted stock that will not vest until a specified period of time has elapsed, or other vesting conditions have been satisfied as determined by the Compensation Committee, and which may be forfeited if the vesting conditions are not met. During the period that any vesting restrictions apply, unless otherwise provided by the Compensation Committee, the recipient of the award will not be eligible to participate in distributions of income or dividends from Manning & Napier Group. In addition, before the vesting conditions have been satisfied, the transferability of such units is generally prohibited and such units will not be eligible to be exchanged for cash or shares of our Class A common stock pursuant to the exchange agreement.

Awards under the 2011 Plan will be structured to comply with Section 409A of the Code.

Shares Subject to the 2011 Plan

A total of 13,142,813 equity interests are reserved and available for issuance under the 2011 Plan. The equity interests may be issued in the form of our Class A common stock, units of Manning & Napier Group or long term incentive participation (“LTIP”) units.

If an equity award granted under the 2011 Plan expires or otherwise terminates without being exercised in full, or is settled in cash, the equity interests not acquired pursuant to the award will become available for subsequent issuance under the 2011 Plan. In addition, equity that is forfeited, cancelled, exchanged or surrendered prior to becoming fully vested, may become available for the grant of new equity awards under the 2011 Plan.

The aggregate number of equity interests that may be granted to an individual during a calendar year in the form of options, SARs, restricted stock, restricted stock units, performance-based stock awards and/or other stock-based awards may not exceed 2,628,563 equity interests, or 20% of the total equity interests subject to the 2011 Plan.

Administration of the 2011 Plan

The 2011 Plan is administered by our Compensation Committee. Subject to the terms of the 2011 Plan, the Compensation Committee determines which employees, directors, consultants and advisors will receive grants under the 2011 Plan, the dates of grant, the numbers and types of stock awards to be granted, the exercise or purchase price of each award, and the terms and conditions of the stock awards, including the period of their exercisability and vesting and, in certain instances, the fair market value applicable to a stock award. In addition, the Compensation Committee interprets the 2011 Plan and may adopt any administrative rules, regulations, procedures and guidelines governing the 2011 Plan or any awards granted under the 2011 Plan as it deems to be appropriate.

The Compensation Committee may cancel, with the consent of the affected participants, any or all of the outstanding stock options or SARs in exchange for (i) new stock options or SARs covering the same or a different number of shares of our Class A common stock, but with an exercise price or base amount per share not less than the fair market value per share of our Class A common stock on the new grant date; or (ii) cash or shares of our Class A common stock, whether vested or unvested, equal in value to the value of the cancelled stock options or SARs.

Types of Equity-Based Awards

The types of awards that may be made under the 2011 Plan are described below. These awards may be made singly or in combination, as part of compensation awards or ownership awards, or both. All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the Compensation Committee, in its sole discretion subject to certain limitations provided in the 2011 Plan. Awards under the 2011 Plan may be granted without any vesting or forfeiture conditions, as determined by the Compensation Committee. Each award granted under the 2011 Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that does not meet the qualifications of an incentive stock option as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of our Class A common stock during a specified term in the future, after a vesting period, at an exercise price equal to at least 100% of the fair market value of our Class A common stock on the grant date. The term of a non-qualified stock option may not exceed ten years from the date of grant. Except as provided in the award agreement or as otherwise determined by the Compensation Committee, an option may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries, or during an applicable period after termination of employment or service.

Incentive Stock Options. An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to our employees and must have an exercise price of no less than 100% of fair market value on the grant date, a term of no more than ten years, and be granted from a plan that has been approved by our stockholders. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates, or more than 10% of the value of all classes of our stock, unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Stock Appreciation Rights. A SAR entitles the participant to receive an amount equal to the difference between the fair market value of our Class A common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of our Class A common stock on the grant date), multiplied by the number of shares subject to the SAR. The term of a SAR may not exceed ten years from the date of grant. Payment to a participant upon the exercise of a SAR may be either in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock as determined by the Compensation Committee. Except as provided in the award agreement or as otherwise determined by the Compensation Committee, a SAR may only be exercised while the participant is employed by, or providing services to, us or our subsidiaries or during an applicable period after termination of employment or service.

Restricted Stock. A restricted stock award is an award of outstanding shares of our Class A common stock that does not vest until a specified period of time has elapsed, or other vesting conditions have been satisfied as determined by the Compensation Committee, and which may be forfeited if the conditions to vesting are not met. During the period that any restrictions apply, the transferability of stock awards is generally prohibited. Participants generally have all of the rights of a stockholder as to those shares, including the right to receive dividend payments on the shares subject to their award during the vesting period (unless the awards are subject to performance-vesting criteria) and the right to vote those shares. Dividends are subject to the same restrictions as the underlying restricted stock unless otherwise provided by the Compensation Committee. All unvested restricted stock awards are forfeited if the participant’s employment or service is terminated for any reason, unless the compensation committee determines otherwise.

Restricted Stock Units. A restricted stock unit is a phantom unit that represents shares of our Class A common stock. Restricted stock units become payable on terms and conditions determined by the Compensation Committee and will be settled either in cash, shares of our Class A common stock, units of Manning & Napier Group or a combination of cash and units of Manning & Napier Group as determined by the Compensation Committee. All unvested restricted stock units are forfeited if the participant’s employment or service is terminated for any reason, unless the Compensation Committee determines otherwise.

Performance Awards. The 2011 Plan permits the grant of performance-based stock that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code to the extent Section 162(m) is applicable to us. To assure that the compensation attributable to performance-based stock will so qualify, our Compensation Committee can (but will not be required to) structure these awards so that stock will be issued or paid pursuant to the award only upon the achievement of certain pre-established performance goals during a designated performance period.

The performance goals, to the extent designed to meet the requirements of Section 162(m) of the Code, will be based on one or more of the following criteria: (i) earnings including operating income, economic income, economic net income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; and (xix) any combination of any of the foregoing.

Units of Manning & Napier Group. Under the 2011 Plan, the Compensation Committee may also grant equity-based incentives related to units of Manning & Napier Group to encourage ownership in our operating partnership. The Compensation Committee may grant the same types of awards available under the 2011 Plan related to our Class A common stock as awards related to the units of Manning & Napier Group, including options to purchase units. Any award granted covering units will reduce the overall limit with respect to the number of shares of Class A common stock that may be granted under the 2011 Plan on a one-for-one basis.

LTIP Awards. The 2011 Plan allows for the grant of LTIP units that may, upon the occurrence of certain events or the participant’s achievement of certain performance goals, convert into units of Manning & Napier Group. To the extent provided in an award agreement, LTIP units, whether or not vested, would entitle the participant to receive, currently or on a deferred or contingent basis, distributions or distribution equivalent payments with respect to the number of units of Manning & Napier Group corresponding to the LTIP units. The compensation committee may award LTIP units as free-standing awards or in tandem with other awards under the 2011 Plan. Any award granted covering LTIP units will reduce the overall limit with respect to the number of equity interests that may be granted under the 2011 Plan on a one-for-one basis.

Other Equity-Based Awards. Under the 2011 Plan, the Compensation Committee may grant other types of awards that are based on, or measured by reference to, shares of our Class A common stock or units of Manning & Napier Group. The Compensation Committee will determine the terms and conditions of such awards. Other stock-based awards may be settled in either cash or equity, as determined by the Compensation Committee.

Adjustments

In connection with stock splits, stock dividends, recapitalizations and certain other events affecting our Class A common stock, the Compensation Committee will make adjustments as it deems appropriate in (i) the number and kind of shares covered by outstanding grants and (ii) the exercise price of all outstanding stock awards, if applicable.

Change of Control

If we experience a change of control, unless otherwise determined by our Compensation Committee or evidenced in the applicable award or other agreement, our Compensation Committee will have discretion to provide, among other things, for the continuation of outstanding awards after the change in control without change; the cash-out of outstanding options as of the time of the change in control transaction as part of the transaction; a requirement that the buyer assume or substitute outstanding awards; and the acceleration of outstanding options and awards. In the event of a change in control in which the consideration paid to the holders of shares of Class A common stock and units of Manning & Napier Group is solely cash, our Compensation Committee may, in its discretion, provide that each award shall, upon the occurrence of a change in control, be canceled in exchange for a payment, in cash or Class A common stock, in an amount equal to (i) the excess of the consideration paid per share of Class A common stock and unit of Manning & Napier Group in the change in control over the exercise or purchase price (if any) per share of Class A common stock or unit of Manning & Napier Group subject to the award multiplied by (ii) the number of shares of Class A common stock or units of Manning & Napier Group granted under the Award.

In general terms, a change of control under the 2011 Plan occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•

if we merge into another entity, unless the holders of our voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of our assets;

•	if we are liquidated or dissolved;

•

if a majority of the members of our Board of Directors is replaced during any 12-month or shorter period by directors whose appointment or election is not endorsed by a majority of the incumbent directors; or

•	the Company ceases to be the managing member of Manning & Napier Group.

Section 162(m) Stockholder Approval Requirements

In compliance with the transition rules under Section 162(m) of the Code, and to the extent Section 162(m) is applicable to us, our stockholders will approve the 2011 Plan no later than the first occurrence of: (i) the expiration of the 2011 Plan; (ii) a material modification of the 2011 Plan (in accordance with Section 162(m) of the Code); (iii) the issuance of all of our Class A common stock authorized for issuance under the 2011 Plan; or (iv) our first stockholders’ meeting (during which our directors are elected) that occurs after the end of the third calendar year following the year in which our initial public offering occurred.

Amendment; Termination

Our Board of Directors or our Compensation Committee may amend or terminate the 2011 Plan at any time. Our stockholders must approve any amendment if their approval is required in order to comply with the Code, applicable laws, or applicable stock exchange requirements. Unless terminated sooner by our Board of Directors or extended with stockholder approval, the 2011 Plan will terminate on the day immediately preceding the tenth anniversary of the date on which the Board of Directors approved the 2011 Plan, but any outstanding award will remain in effect until the underlying shares are delivered or the award lapses.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of April 23, 2013 with respect to:

•	each person known to us to own beneficially more than 5% of any class of our outstanding shares;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The information as to the number of shares beneficially owned by the individuals and entities listed below is derived from reports filed with the Securities and Exchange Commission (the “SEC”) by such persons and Company records. In accordance with the rules and regulations of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of the record date of the Annual Meeting. Shares issuable pursuant to stock options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person. The following table does not include shares of Class A common stock that may be issued to Patrick Cunningham, James Mikolaichik, or M&N Group Holdings and MNCC on behalf of each of the persons listed below, as indirect beneficial owners of M&N Group Holdings and direct beneficial owners of MNCC, respectively, pursuant to the terms of the exchange agreement with M&N Group Holdings, MNCC and the other direct holders of units of Manning & Napier Group. Pursuant to the terms of the exchange agreement, no such election may be made within 60 days of the record date of the Annual Meeting. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock. For more information regarding our principal stockholders and the relationship they have with us, see “Certain Relationships and Related Party Transactions.” Unless otherwise indicated, the address for each stockholder listed below is c/o Manning & Napier, Inc., 290 Woodcliff Drive, Fairport, New York 14450.

	Class A common stock (1)		Class B common stock (1)
Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (2)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned (3)
Executive Officers and Directors
William Manning	—	—	1,000	100%
Patrick Cunningham	10,000	*	—	—
James Mikolaichik	10,000	*	—	—
Charles H. Stamey	—	—	—	—
B. Reuben Auspitz	—	—	—	—
Richard M. Hurwitz	5,000	*	—	—
Edward J. Pettinella	25,000	*	—	—
Robert M. Zak	5,000	*	—	—
Barbara Goodstein	—	—	—	—
All executive officers and directors as a group (11 persons)	61,000	*	1,000	100%

5% Stockholders
FMR LLC (4)	1,761,907	13.0%	—	—
Keeley Asset Management Corp. (5)	1,652,390	12.2%	—	—
DePrince, Race & Zollo, Inc. (6)	1,284,410	9.5%	—	—
Baron Capital Group, Inc. (7)	1,113,101	8.2%	—	—
Royce & Associates, LLC (8)	1,048,092	7.7%	—	—
William Blair & Company LLC (9)	846,180	6.2%	—	—
Eagle Asset Management, Inc. (10)	695,505	5.1%	—	—

*	Less than 1%.
(1)	Each share of our Class A common stock is entitled to one vote per share. The holder of our Class B common stock will control a majority of the vote on all matters submitted to a vote of stockholders.
(2)	Based on 13,583,873 shares of our Class A common stock outstanding as of April 23, 2013.
(3)	Based on 1,000 shares of our Class B common stock outstanding as of April 23, 2013
(4)	Information obtained from a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR, LLC, 82 Devonshire Street, Boston, MA 02109. According to the Schedule 13G/A, FMR, LLC beneficially owns and has sole dispositive power over 1,761,907 shares of our Class A common stock, sole voting power over zero shares of our Class A common stock, and shared voting power and dispositive power over zero shares of our Class A common stock.
(5)	Information obtained from a Schedule 13G/A filed with the SEC on February 7, 2013 by Keeley Asset Management Corp. and its related persons, 111 W. Jackson Blvd., Suite 810, Chicago, IL 60604. According to the Schedule 13G/A, Keeley Asset Management Corp. beneficially owns and has sole dispositive power over 1,652,390 shares of our Class A common stock, sole voting power over 1,472,820 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock.
(6)	Information obtained from a Schedule 13G/A filed with the SEC on February 13, 2013 by DePrince, Race & Zollo, Inc., 250 Park Ave. South, Suite 250, Winter Park, FL 32789. According to the Schedule 13G/A, DePrince, Race & Zollo, Inc. beneficially owns and has sole dispositive power over 1,284,410 shares of our Class A common stock, sole voting power over 754,795 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock.
(7)

Information obtained from a Schedule 13G/A filed with the SEC on February 14, 2013 by BAMCO Inc., 767 Fifth Avenue, 49th Floor, New York, NY 10153. According to the Schedule 13G/A:(i) BAMCO Inc. beneficially owns and has shared dispositive power over 1,053,120 shares of our Class A common stock, shared voting power over 814,142 shares of our Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock, (ii) Baron Capital Group, Inc. beneficially owns and has shared dispositive voting power over 1,113,101 shares of our Class A common stock, shared voting power over 874,123 shares of our Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock, and (iii) Ronald Baron beneficially owns and has shared dispositive power over 1,113,101 shares of our Class A common stock, shared voting power over 874,123 shares of our Class A common stock, and sole voting and dispositive power over zero shares of our Class A common stock.

(8)	Information obtained from a Schedule 13G/A filed with the SEC on January 14, 2013 by Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151. According to the Schedule 13G/A, Royce & Associates, LLC beneficially owns and has sole voting and dispositive power over 1,048,092 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock.
(9)	Information obtained from a Schedule 13G/A filed with the SEC on February 4, 2013 by William Blair & Company, L.L.C., 222 W. Adams Street, Chicago, IL 60606. According to the Schedule 13G/A, William Blair & Company, L.L.C. beneficially owns and has sole voting and dispositive power over 846,180 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock.
(10)	Number of shares beneficially owned obtained from a Schedule 13G/A filed with the SEC on January 29, 2013 by Eagle Asset Management, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716. According to the Schedule 13G/A, Eagle Asset Management, Inc. beneficially owns and has sole voting and dispositive power over 695,505 shares of our Class A common stock, and shared voting and dispositive power over zero shares of our Class A common stock.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as the Company’s independent registered public accounting firm to examine the combined consolidated financial statements of the Company for our fiscal year ending December 31, 2013. Stockholders are being asked to ratify the action of the Audit Committee.

PwC has been our independent auditor since 2007, and no relationship exists other than the usual relationship between auditor and client. Representatives of PwC are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representatives desire to do so.

If our stockholders do not ratify the appointment of PwC at the Annual Meeting, the Audit Committee may, but is not required to, reconsider whether to retain PwC. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the 2013 fiscal year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, in each of the last two years.

Fee Category	2012	2011 – Manning & Napier (1)	2011 - Initial Public Offering and Reorganization (1)	2011 - Total (1)
Audit Fees (2)	$918,055	$660,673	$1,237,113	$1,897,786
Audit-Related Fees (3)	209,514	203,880	1,511,307	1,715,187
Tax Fees (4)	1,700	1,700	—	1,700
All Other Fees (5)	1,960	1,960	—	1,960

Total Fees (6)	$1,131,229	$868,213	$2,748,420	$3,616,633

(1)	In 2011, we completed our reorganization. Subsequent to the reorganization transactions, we completed our initial public offering. This table includes fees in 2011 for professional services rendered by PwC, including in connection with the reorganization transactions and our initial public offering.
(2)	Audit fees consist of fees for professional services provided in connection with the annual audit of our combined consolidated financial statements, services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, and the annual audits of the financial statements of the Exeter Trust Company collective investment trusts. The fees for 2011 also include the aggregate fees for the audit of the combined consolidated financial statements for the years ended December 31, 2008, 2009 and 2010 for the Manning & Napier Companies that was required in connection with our initial public offering.
(3)	Audit-Related Fees consist of fees for the performance of audits and attest services not required by statute or regulations, including audits of our employee benefit plans, and internal control examinations pursuant to the Statement of Attestation Engagements No. 16. The fees for 2011 also consist of fees for services rendered in connection with our initial public offering and the reorganization transactions.
(4)	Tax fees consist of tax compliance fees.
(5)	Other Fees consist of procurement of an on-line accounting research tool offered by PwC to its clients.
(6)	PwC also provides audit and tax services to the funds we manage. Fees for these services were approximately $0.9 million and $0.7 million for audit fees in 2012 and 2011, respectively, and $0.2 million for tax services in 2012 and 2011, respectively. The tax services provided consisted primarily of tax compliance and related services for the funds. The fees for these services are not included in this table as they were not provided to us or our consolidated subsidiaries.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s public accountants. The Audit Committee will annually review and pre-approve the audit, review and any non-audit services to be provided during the next audit cycle by the independent registered public accountants. The Audit Committee may also designate a member of management to monitor the performance of all services provided by the independent registered public accountants and report his or her findings to the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any filings of Manning & Napier, Inc. under the Securities Act or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings, and shall not be deemed soliciting material or filed under the Securities Act or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of the Company’s combined consolidated financial statements with U.S. generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting.

In performing its oversight role, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited combined consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Audit Committee has also discussed with PricewaterhouseCoopers LLP matters required to be discussed by Statement on Auditing Standards 61, “Communication with Audit Committees” as amended, as adopted by the Public Company Accounting Oversight Board (“SAS 61”). SAS 61 requires the auditor to communicate a number of items to the audit committee during the course of the financial statement audit, including, but not limited to, the auditor’s responsibility under generally accepted auditing standards and significant accounting policies and unusual transactions.

Pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board, the Audit Committee has also received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited combined consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The undersigned members of the Audit Committee have submitted this report to the Board of Directors.

Respectfully submitted:

Audit Committee

   Edward J. Pettinella, Chairman

   Richard M. Hurwitz

   Robert M. Zak

   Barbara Goodstein

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote on an advisory, non-binding resolution to approve the executive compensation of our named executive officers. Accordingly, stockholders will vote on approval of the following resolution at the 2013 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure set forth in this Proxy Statement.

As described in detail under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, our compensation program for our named executive officers is designed to meet our objectives of supporting our business strategy, attracting, motivating and retaining top-tier professionals within the investment management industry, linking total compensation to individual, team and company performance on both a short-term and a long-term basis, aligning our named executive officers’ interests with those of our stockholders, and being flexible enough to respond to changing economic conditions. We provide the following elements of compensation to our named executive officers: (i) base salary; (ii) annual bonus; (iii) equity based compensation; (iv) retirement benefits; and (v) other benefits and perquisites.

Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement to better understand the compensation of our named executive officers.

While our Board of Directors and Compensation Committee intends to carefully consider the outcome of the vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature.

We have determined that our shareholders should cast an advisory vote on the compensation of our named executive officers on an annual basis. Unless this policy changes, the next advisory vote on the compensation of our named executive officers will be at the 2014 annual meeting.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF THE COMPENSATION COMMITTEE, UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE ABOVE RESOLUTION.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Transactions with Related Persons

In November 2011, our Board of Directors adopted a written policy, Transactions with Related Persons Policies and Procedures, pursuant to which, as a general matter, our Audit Committee is required to review and approve or disapprove the entry by us into certain transactions with related persons. The policy contains transactions which are pre-approved transactions. The policy only applies to transactions, arrangements and relationships where the aggregate amount involved could reasonably be expected to exceed $120,000 in any calendar year and in which a related person has a direct or indirect interest. A related person is: (i) any of our directors, nominees for director or executive officers, (ii) any immediate family member of any of our directors, nominees for director or executive officers and (iii) any person, and his or her immediate family members, or entity, including affiliates, that was a beneficial owner of 5% or more of any of our outstanding equity securities at the time the transaction occurred or existed.

The policy provides that if advance approval of a transaction subject to the policy is not obtained, it must be promptly submitted to the Audit Committee for possible ratification, approval, amendment, termination or rescission. In reviewing any transaction, the Audit Committee will take into account, among other factors the Audit Committee deems appropriate, recommendations from senior management, whether the transaction is on terms no less favorable than terms generally available to a third party in similar circumstances and the extent of the related person’s interest in the transaction. Any related person transaction must be conducted at arm’s length. Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the Audit Committee that considers the transaction.

A copy of our Transactions with Related Persons Policies and Procedures is available on our website, www.manning-napier.com, under “Investor Relations—Governance” and is available to any stockholder in writing upon request to the Company.

Related Party Transactions

The following is a summary of material provisions of various transactions we entered into with our executive officers, directors or 5% or greater stockholders through 2012.

Aircraft

From time to time, the Company reimburses William Manning for business travel in connection with the use of a private plane owned by Mr. Manning. The Company owns no direct or indirect interest in such private plane, and has not provided any financing to Mr. Manning for such plane. In the event Mr. Manning, or other executives, use such plane in connection with the business of our company, the Company reimburses Mr. Manning based upon the amount of flight time per trip, which is a fraction of the total cost of the ownership and maintenance of such plane. Reimbursements with respect to each particular use of the plane for the year ended December 31, 2012 totaled approximately $0.1 million.

Services Arrangement

Pursuant to an arrangement between MNIS and IP.com I, LLC, (“IP.com”) an entity that is indirectly majority-owned by William Manning, MNIS provides to IP.com, and IP.com reimburses MNIS for, central administrative services, including accounting, group health and other benefits, benefits management, payroll, occupancy of shared space and other office expenses. IP.com paid MNIS less than $0.1 million for such services for the year ended December 31, 2012.

Equity Ownership Interests

In October 2011, in connection with the reorganization transactions, additional ownership interests in M&N Group Holdings were granted to William Manning pursuant to the amended and restated limited liability company agreement of M&N Group Holdings, as part of the overall agreement among Mr. Manning and the other owners of the Manning & Napier Companies to consummate the reorganization. In addition, in connection with the consummation of our initial public offering, certain of the Manning & Napier Companies adopted new vesting terms related to the current ownership interests of our employees, including our named executive officers other than Mr. Manning. Such individuals were entitled to 15% of their pre-reorganization ownership interests upon the consummation of our initial public offering, and an additional 5% of such ownership interests will vest as of each of the first, second and third anniversaries of the consummation of our initial public offering, provided such individuals are employed by us as of such date (employment-based vesting). The remaining ownership interests will be subject to performance-based vesting on or after each of the first, second and third anniversaries of our initial public offering (subject to an initial two-year lockup period and other selling restrictions), to be determined by a vesting committee of MNA (performance-based vesting).

Notwithstanding these vesting requirements, in the event Mr. Manning sells any portion of his interests in the Manning & Napier Companies following the consummation of our initial public offering, each of our other employee-owners has the right to sell a pro rata amount of such individual’s indirect ownership interest in Manning & Napier Group, and if any individual does not at such time have fully vested ownership interests sufficient to allow such participation, an amount of their ownership interests will vest to the extent necessary to allow them to participate in the pro rata sale. In addition, the aggregate sale in any calendar year by our employees, other than Mr. Manning, of their respective interests is limited to a number of shares equal to 1.5% (or such higher percentage as determined by the board of directors of MNA in its sole discretion) of the number of shares that would be outstanding immediately after our initial public offering if M&N Group Holdings, exchanged 100% of its respective units for shares of our Class A common stock. This 1.5% limit does not apply to ownership interests entitled to vest as a result of sales by Mr. Manning as described above. In the event of Mr. Manning’s death and the dissolution of MNA, this 1.5% limit will be increased to allow our employees to pay any income taxes resulting from such dissolution.

Transactions with noncontrolling members

During 2012, the Company loaned approximately $1.0 million to certain noncontrolling members in order for the entities to make required tax payments. The loan was repaid in full as of March 31, 2012.

From time to time, the Company has been asked to provide certain services, including accounting, legal and other administrative functions for the noncontrolling members of Manning & Napier Group. While immaterial, the Company has not received any reimbursement for such services.

Exchange Agreement

In November 2011, we entered into an exchange agreement with M&N Group Holdings, MNCC and the other direct holders of units of Manning & Napier Group. Subject to certain restrictions set forth therein, certain of our employee-owners and M&N Group Holdings and MNCC, on behalf of William Manning and our other employee-members that are direct or indirect members of M&N Group Holdings and MNCC, are entitled to exchange such units for an aggregate of up to 76,400,000 shares of our Class A common stock, subject to customary adjustments. In addition, the holders of any units of Manning & Napier Group thereafter issued will also become parties to the exchange agreement and, pursuant to the terms of the exchange agreement, we may also purchase or exchange such units for shares of our Class A common stock.

The exchange agreement described above is filed as an exhibit to our Annual Report, and the foregoing description is qualified by reference thereto.

Registration Rights Agreement

In November 2011, we entered into a registration rights agreement with the holders of units of Manning & Napier Group, pursuant to which the shares of Class A common stock issued upon exchanges of their units, if any, will be eligible for resale, subject to certain limitations set forth therein.

Pursuant to the registration rights agreement, we committed to file, following the first anniversary of the consummation of our initial public offering, a shelf registration statement registering shares of our Class A common stock that may be issued upon the exchange of units of Manning & Napier Group pursuant to the exchange agreement. We also committed to use our reasonable best efforts to cause the SEC to declare the shelf registration statement effective as soon as reasonably practicable thereafter and to keep such shelf registration statement continuously effective until the earlier of two years after such shelf registration statement has been declared effective and the date on which all securities included in such shelf registration statement have been sold in accordance with the plan and method of distribution set forth therein.

We have agreed in the registration rights agreement to indemnify the participating holders, solely in their capacity as selling stockholders, against any losses or damages resulting from or relating to any untrue statement, or omission, of any material fact contained in any registration statement, prospectus or any amendments or supplements thereto pursuant to which they may sell the shares of our Class A common stock that they receive upon exchange of their units, except to the extent such liability arose from information furnished by the selling stockholder used in a shelf registration statement, and the participating holders have agreed to indemnify us against all losses caused by their misstatements or omissions of a material fact relating to them. No selling stockholder shall be liable to the Company for an amount in excess of the amount received by such selling stockholder in the offering giving rise to such liability.

We will pay all expenses incident to our performance of, or compliance with, any registration or marketing of securities pursuant to the registration rights agreement. The selling stockholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their shares of our Class A common stock pursuant to the registration rights agreement.

The registration rights agreement described above is filed as an exhibit to our 2011 Annual Report, and the foregoing description is qualified by reference thereto.

Tax Receivable Agreement

In November 2011, we entered into a tax receivable agreement with M&N Group Holdings, MNCC and the other holders of units of Manning & Napier Group, pursuant to which we are required to pay to the holders of such units 85% of the applicable cash savings, if any, in U.S. federal, state, local and foreign income tax that we actually realize, or are deemed to realize in certain circumstances, as a result of any step-up in tax basis in Manning & Napier Group’s assets resulting from (i) our purchase of such units from M&N Group Holdings with a portion of the net proceeds from our initial public offering, (ii) our purchases or exchanges of such units from M&N Group Holdings and MNCC, respectively, for cash or shares of our Class A common stock and (iii) payments under the tax receivable agreement, including any tax benefits related to imputed interest deemed to be paid by us as a result of such agreement. Payments pursuant to the tax receivable agreement totaled approximately $0.3 million for the year ended December 31, 2012.

The tax receivable agreement described above is filed as an exhibit to our Annual Report, and the foregoing description is qualified by reference thereto.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. If any other matters should arise at the Annual Meeting, shares represented by proxies will be voted at the discretion of the proxy holders.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires each director, officer and any individual beneficially owning more than 10% of the Company’s capital stock to file with the SEC reports of security ownership and reports on subsequent changes in ownership.

To the Company’s knowledge, with respect to the fiscal year ended December 31, 2012, all applicable filings were timely made.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a stockholder proposal to be eligible to be included in the Company’s proxy statement and proxy card for the 2014 Annual Meeting of Stockholders, including any nomination of persons for election to the Board of Directors, the proposal must: (1) be received by the Company at its principal executive offices, 290 Woodcliff Drive, Fairport, New York 14450, Attn: Richard B. Yates, Chief Legal Officer and Secretary, not less than 90 days nor more than 120 days prior to June 19, 2014; provided that if the date of the 2014 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of the 2013 Annual Meeting of Stockholders, the proposal must be received by the Company in accordance with its Amended and Restated Bylaws and applicable law no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed and the date on which public disclosure of the meeting date was made; and (2) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, regulations and the Company’s Amended and Restated Bylaws and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act. A stockholder notice to the Company of any such proposal must include the information required by the Company’s Amended and Restated Bylaws.

HOUSEHOLDING

In an effort to reduce printing costs and postage fees, the Company has adopted a practice approved by the SEC called “householding.” Under this practice, certain stockholders who have the same address and last name will receive only one copy of this Proxy Statement and the Company’s Annual Report, unless one or more of these stockholders notifies the Company that he or she wishes to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards.

If you share an address with another stockholder and received only one copy of this Proxy Statement and the Annual Report, and would like to request a separate copy of these materials, or you do not wish to participate in householding in the future, please (1) mail such request to Manning & Napier, Inc. Attn: Investor Relations Department, 290 Woodcliff Drive, Fairport, New York 14450, or (2) contact our Investor Relations Department toll-free at 1-800-983-3369. Similarly, you may also contact the Company if you received multiple copies of the Company’s proxy materials and would prefer to receive a single copy in the future.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements and other information with the SEC. You can read and copy these reports, proxy statements and other information concerning the Company at the SEC’s public reference room at 100 F Street, N.C., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company. The Company’s Class A common stock is quoted on the NYSE under the ticker symbol MN. These reports, proxy statements and other information are also available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

You may request a copy of the Company’s filings (other than exhibits that are not specifically incorporated by reference therein) at no cost by writing or telephoning us at the following address:

Manning & Napier, Inc.

Attn: Investor Relations Department

290 Woodcliff Drive

Fairport, New York 14450

(800) 983-3369

If you would like to request documents from the company, please do so by June 1, 2013 to receive them before the Annual Meeting.

You should rely only on the information contained in this Proxy Statement to vote on the proposals solicited in this Proxy Statement. The Company has not authorized anyone else to provide you with different information. You should not assume that the information in this Proxy Statement is accurate as of any date other than April 23, 2013.

BY ORDER OF THE BOARD OF DIRECTORS

Richard B. Yates

Chief Legal Officer and Secretary

Fairport, New York

April 23, 2013

MANNING & NAPIER, INC. 290 WOODCLIFF DRIVE FAIRPORT, NY 14450

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

    TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors Nominees	☐	☐	☐
01 06	William Manning 02 B. Reuben Auspitz 03 Patrick Cunningham 04 Barbara Goodstein 05 Richard M. Hurwitz Edward J. Pettinella 07 Robert M. Zak
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for our fiscal year ending December 31, 2013.					☐	☐	☐
3	Advisory (non-binding) vote approving compensation of our named executive officers.					☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here. (see reverse for instructions)				☐
		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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MANNING & NAPIER, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 19, 2013

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Richard Yates and Patrick Cunningham, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common stock of MANNING & NAPIER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 AM, EDT on June 19, 2013, at the Company’s headquarters, 290 Woodcliff Drive, Fairport, New York 14450, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein and, in the discretion of the proxy holders, on any other matters that may properly come before the annual meeting or any adjournments or postponements thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side